CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-178455) of FXCM Inc. of our report dated 30 August 2012 relating to the financial statements of Lucid Markets UK LLP, which appear in this Current Report on Form 8-K/A of FXCM Inc. filed on 30 August 2012.

/s/ PricewaterhouseCoopers LLP
London, United Kingdom
30 August 2012